  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1997.

                                                REGISTRATION NO. 333-29757
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 1
                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                         BAY VIEW CAPITAL CORPORATION
            (Exact name of Registrant as specified in its charter)

          DELAWARE                                              94-3078031
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                              1840 GATEWAY DRIVE
                          SAN MATEO, CALIFORNIA 94404
                                (415) 573-7300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                             ROBERT J. FLAX, ESQ.
                           EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                         BAY VIEW CAPITAL CORPORATION
                              1840 GATEWAY DRIVE
                          SAN MATEO, CALIFORNIA 94404
                                (415) 573-7300
                                ---------------
                                  COPIES TO:

   CHRISTOPHER R. KELLY, P.C.                            PAUL C. PRINGLE
SILVER, FREEDMAN & TAFF, L.L.P.                          ERIC S. HAUETER
  1100 NEW YORK AVENUE, N.W.                            BROWN & WOOD LLP
    WASHINGTON, D.C. 20005                           555 CALIFORNIA STREET
        (202) 414-6100                          SAN FRANCISCO, CALIFORNIA 94104
     (202) 682-0354 (FAX)                                  (415) 772-1200
                                                        (415) 397-4621 (FAX)

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.
                                ---------------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________________________________________________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                              PROPOSED
                                                                PROPOSED      MAXIMUM
                                                                MAXIMUM      AGGREGATE    AMOUNT OF
          TITLE OF EACH CLASS OF            AMOUNT TO BE     OFFERING PRICE   OFFERING   REGISTRATION
        SECURITIES TO BE REGISTERED         REGISTERED(1)(2)   PER UNIT(3)  PRICE(1)(3)      FEE
-----------------------------------------------------------------------------------------------------
Subordinated Debt Securities..............  $150,000,000          100%      $150,000,000   $45,455*

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 * Paid previously.
(1) Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies.
(2) If any Debt Securities are issued at an original issue discount, then such greater amount as may be sold for an aggregate initial offering price of up to the proposed maximum aggregate offering price.
(3) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o). The proposed maximum offering price will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 25, 1997

PROSPECTUS

                          BAY VIEW CAPITAL CORPORATION

                          SUBORDINATED DEBT SECURITIES

                                  -----------

  Bay View Capital Corporation (the "Company") may from time to time offer and sell its unsecured subordinated debt securities (the "Securities" or the "Debt Securities") in one or more series for an aggregate initial public offering price of up to $150,000,000 (or the equivalent in foreign currencies, currency units or composite currencies (each, a "Currency")). The Securities will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein). See "Description of Debt Securities--Subordination." Payment of the principal of the Securities may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary (as defined) of the Company, and no right of acceleration will exist in the case of default in the payment of the principal of, or premium, if any, or interest, if any, on the Securities or in the performance of any other covenant of the Company. See "Description of Debt Securities--Events of Default."

  The Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. The Securities will be offered to the public at prices and on terms determined at the time of offering. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company in respect of the Securities may likewise be payable in U.S. dollars or other Currencies. Net proceeds from the sale of Securities will be equal to the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent, in each case less other expenses attributable to the issuance and distribution of the Securities. The Company may also sell Securities directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

  The Prospectus Supplement to this Prospectus sets forth (where applicable), with respect to the series or issue of Securities for which such Prospectus Supplement is being delivered, the terms of such Securities offered, including, where applicable, their title, aggregate principal amount, maturity, rate of interest (or method of calculation) and time of payment thereof, any redemption or repayment terms, the Currency or Currencies (if other than U.S. dollars) in which such Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, and other specific terms not described in this Prospectus.

  This Prospectus may not be used to consummate sales of Securities unless accompanied or, to the extent permitted by applicable law, preceded by a Prospectus Supplement.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                  -----------

THESE SECURITIES ARE UNSECURED OBLIGATIONS  OF THE COMPANY AND ARE NOT DEPOSITS
 OR  SAVINGS ACCOUNTS  AND ARE NOT  INSURED BY  THE FEDERAL DEPOSIT  INSURANCE
       CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                                  -----------

                  The date of this Prospectus is      , 1997.

  Certain persons participating in an offering of Securities may engage in transactions that stabilize, maintain or otherwise affect the price of such Securities. Such transactions may include stabilizing and the purchase of such Securities to cover syndicate short positions. For a description of any such activities, see the applicable Prospectus Supplement.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                        FORWARD-LOOKING STATEMENTS

  Certain statements included or incorporated by reference herein and in the accompanying Prospectus Supplement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to a number of risks and uncertainties. Any such forward-looking statements contained or incorporated by reference herein or in the accompanying Prospectus Supplement should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "projects," "pro forma," "estimates" or "anticipates" or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. In that regard, the following factors, among others and in addition to the matters discussed elsewhere in this Prospectus, the accompanying Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein, could cause actual results and other matters to differ materially from those in such forward-looking statements: failure by the Company to realize expected cost savings or revenue enhancements from the Merger (as hereinafter defined); deposit attrition, customer loss or revenue loss following the Merger; costs or difficulties related to the integration of the businesses of the Company and AFEH (as hereinafter defined) and their respective subsidiaries following the Merger; changes in the terms of the Merger, including the possibility that the Company may have to increase the number of shares of its common stock issued to consummate the Merger; failure to consummate the Merger; changes in interest rates which may, among other things, adversely affect margins; competition in the banking, financial services and related industries; government regulation and tax matters; credit and other risks of lending and investment activities; changes in conditions in the securities markets; and changes in regional and national business and economic conditions and inflation. As a result of the foregoing, no assurance can be given as to future results of operations or financial condition, and the Company wishes to caution prospective investors not to rely on any such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements, which speak only as of the date made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company with the Commission and are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

  2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997.

  3. The Company's Current Report on Form 8-K dated February 7, 1997.

  4. The Company's Current Report on Form 8-K dated March 4, 1997.

  5. The Company's Current Report on Form 8-K dated May 8, 1997.

  6. The Company's Current Report on Form 8-K dated June 19, 1997.

  7. The Company's Current Report on Form 8-K dated June 23, 1997.

  8. The Company's Current Report on Form 8-K dated June 23, 1997.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the applicable Prospectus Supplement modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

  The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents described above that are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: Robert J. Flax, Esq., Executive Vice President, General Counsel and Secretary, Bay View Capital Corporation, 1840 Gateway Drive, San Mateo, California 94404 (telephone (415) 573-7300).

  No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or the applicable Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus and such Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction where or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                                  THE COMPANY

  Bay View Capital Corporation (the "Company"), a Delaware corporation, is a savings and loan holding company which has as its primary wholly owned subsidiaries (i) Bay View Bank (the "Bank"), a federally chartered capital stock savings bank, (ii) California Thrift & Loan ("CTL"), a California industrial bank operating a consumer finance company, (iii) Concord Growth Corporation ("CGC"), a California corporation operating a commercial finance company, and (iv) Bay View Securitization Corporation ("BVSC"), a Delaware corporation formed for the purpose of issuing asset-backed securities through a trust. The Company was organized in 1989 to become the holding company for the Bank following the Bank's 1986 conversion from a mutual to stock chartered federal savings association. The Company's executive offices are located at 1840 Gateway Drive, San Mateo, California 94404, and its telephone number is
(415) 573-7300. Unless otherwise indicated or unless the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to the Company include Bay View Capital Corporation and its consolidated subsidiaries.

  On May 8, 1997, the Company signed a definitive agreement to acquire America First Eureka Holdings, Inc. ("AFEH") and AFEH's wholly owned subsidiary, EurekaBank, a Federal Savings Bank ("EurekaBank"). Under the terms of the definitive merger agreement (the "Merger Agreement"), America First Financial Fund 1987-A Limited Partnership (the "Partnership"), the sole stockholder of AFEH, is to receive shares of the common stock of the Company valued at approximately $210 million (subject to possible adjustment) plus $90 million in cash. Pursuant to the Merger Agreement, AFEH will be merged into the Company, with the Company as the surviving corporation (the "Merger"), and EurekaBank will be merged into the Bank, with the Bank as the surviving bank. Consummation of the acquisition is subject to the satisfaction of a number of conditions set forth in the Merger Agreement, including approval by the Company's stockholders and the limited partners and the beneficial unit certificate holders of the Partnership, and the regulatory approval of the Office of Thrift Supervision (the "OTS"). At March 31, 1997, EurekaBank had total assets of approximately $2.2 billion, deposits of approximately $1.9 billion and stockholder's equity of approximately $174 million.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Securities offered hereby for general corporate purposes, which may include, among other things, the repayment of indebtedness, investments in or extensions of credit to its subsidiaries and the financing of acquisitions.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the consolidated ratios of earnings to fixed charges for the Company for the periods indicated. Earnings represent income from continuing operations before income taxes, fixed charges and extraordinary items. Fixed charges include interest expense and the portion of rental expense which approximates the interest component of lease payments. Such information is qualified in its entirety by the more detailed financial information set forth in the Company's financial statements and notes thereto appearing in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                 THREE MONTHS
                                     ENDED
                                   MARCH 31,      YEAR ENDED DECEMBER 31,
                                 ------------  --------------------------------
                                  1997   1996  1996  1995     1994  1993  1992
                                 ------ ------ ----- -----    ----- ----- -----
Ratio of earnings to fixed
 charges:
 Including interest on customer
  deposits......................  1.25x  1.19x 1.12x 0.98x(1) 1.17x 1.18x 1.07x
 Excluding interest on customer
  deposits......................  1.52x  1.49x 1.31x 0.96x(1) 1.35x 1.41x 1.14x

--------
(1) For the year ended December 31, 1995, earnings were insufficient to cover fixed charges. The amount of the deficiency was $2,853,710.

                            SELECTED FINANCIAL DATA

  The following selected financial data of the Company as of and for the five years ended December 31, 1996 (other than certain ratios set forth below) have been derived from the consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors. The following selected financial data of the Company as of and for the three months ended March 31, 1996 and 1997 (other than certain ratios set forth below) have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. Data for the three months ended March 31, 1997 does not purport to be indicative of the results to be expected for the fiscal year ending December 31, 1997. Per share data has been restated to reflect the two-for-one common stock split effected by the Company on June 2, 1997. The following selected financial data should be read in conjunction with, and is qualified by reference to, the Company's financial statements and the related notes thereto which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                          THREE MONTHS ENDED
                               MARCH 31,                        YEAR ENDED DECEMBER 31,
                         ----------------------  ----------------------------------------------------------
                            1997        1996        1996        1995        1994        1993        1992
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
SELECTED BALANCE SHEET
INFORMATION (AT END                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
OF PERIOD)
 Total assets........... $3,044,610  $2,910,295  $3,300,262  $3,004,496  $3,166,529  $2,663,542  $2,586,775
 Investment securities..     24,501      16,031      29,006      47,963      32,841      11,399      23,231
 Mortgage-backed
  securities............    558,190     680,208     577,613     731,378     921,680     718,696     457,215
 Loans receivable.......  2,292,277   2,043,266   2,474,717   2,062,268   2,054,563   1,776,820   1,943,346
 Customer deposits......  1,655,840   1,809,030   1,763,967   1,819,840   1,707,376   1,694,263   1,488,252
 Borrowings.............  1,156,440     873,031   1,245,537     941,465   1,219,958     741,414     884,479
 Stockholders' equity...    192,134     203,268     200,062     207,977     217,315     210,976     196,869
SELECTED RESULTS OF
 OPERATIONS INFORMATION
 Interest income........ $   58,156  $   53,409  $  241,755  $  216,463  $  197,326  $  191,526  $  219,834
 Interest expense.......    (37,101)    (37,195)   (160,773)   (160,547)   (130,401)   (121,850)   (148,295)
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net interest income....     21,055      16,214      80,982      55,916      66,925      69,676      71,539
 Provision for losses on
  loans.................       (565)       (600)     (1,898)     (4,284)     (2,367)     (7,031)    (24,953)
 Gain (loss) on loans
  and securities........        925        (262)     (1,453)     (2,510)     (1,081)      1,091         378
 Other income...........      2,658       2,085      10,017       8,652       8,619       8,465       6,708
 Equity in loss of real
  estate joint ventures.        --          --          --          --          --          --       (1,275)
 Provision for losses on
  real estate...........        448          53         103        (749)       (145)       (819)     (1,872)
 SAIF recapitalization
  assessment............        --          --      (11,750)        --          --          --          --
 Other expenses.........    (15,275)    (10,575)    (56,755)    (59,879)    (49,610)    (48,976)    (40,834)
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Income (loss) before
  income tax expense....      9,246       6,915      19,246      (2,854)     22,341      22,406       9,691
 Income tax (expense)
  benefit...............     (3,984)     (2,922)     (8,277)        708      (7,828)     (9,765)     (3,596)
 Cumulative effect of
  accounting change.....        --          --          --          --          --          --        4,197
 Extraordinary items,
  net of tax............        --          --          --       (2,544)        --         (132)       (265)
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income (loss)       $    5,262  $    3,993  $   10,969  $   (4,690) $   14,513  $   12,509  $   10,027
                         ==========  ==========  ==========  ==========  ==========  ==========  ==========
 Primary earnings (loss)
  per share:
  Income before
   cumulative effect of
   accounting change and
   extraordinary items.. $     0.39  $     0.28  $     0.79  $    (0.14) $     1.01  $     0.90  $     0.44
  Net income (loss)..... $     0.39  $     0.28  $     0.79  $    (0.32) $     1.01  $     0.89  $     0.73
 Dividends per share.... $    0.075  $    0.075  $    0.305  $     0.30  $     0.30  $     0.30  $     0.30

                          THREE MONTHS
                              ENDED
                            MARCH 31,              YEAR ENDED DECEMBER 31,
                         ----------------  -------------------------------------------
                          1997     1996     1996     1995     1994     1993     1992
                         -------  -------  -------  -------  -------  -------  -------
SELECTED OTHER
INFORMATION(1)               (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
 Net interest margin....    2.72%    2.21%    2.57%    1.86%    2.34%    2.74%    2.84%
 Ratio of general and
  administrative
  expenses to average
  assets................    1.89%    1.45%    1.84%    1.84%    1.59%    1.78%    1.51%
 Efficiency ratio (2)...   61.65%   58.68%   64.79%   88.30%   62.60%   59.98%   49.95%
 Return on average
  assets (3)............    0.68%    0.54%    0.34%  (0.15)%    0.49%    0.47%    0.38%
 Return on average
  equity (3)............   10.72%    7.75%    5.39%  (2.11)%    6.79%    6.14%    5.10%
 Dividend payout ratio
  (4)...................   19.23%   26.79%   38.61% (93.75)%   29.70%   33.71%   40.82%
 Book value per share... $ 14.81  $ 14.73  $ 14.98  $ 14.64  $ 15.16  $ 14.95  $ 14.32
 Tangible book value per
  share................. $ 14.08  $ 14.36  $ 14.22  $ 14.23  $ 14.47  $ 14.08  $ 13.77
 Average capital/average
  assets................    6.36%    6.97%    6.37%    7.17%    7.17%    7.61%    7.47%
 Ratio of capital to
  total assets..........    6.31%    6.98%    6.06%    6.92%    6.86%    7.92%    7.61%
 Nonperforming assets
  ("NPA") (5)........... $22,758  $29,150  $24,310  $38,811  $50,577  $72,365  $69,301
 Ratio of NPA to total
  assets................    0.75%    1.00%    0.74%    1.29%    1.60%    2.72%    2.68%
 Troubled debt
  restructurings ("TDR")
  (5)................... $   505  $ 3,623  $   509  $15,641  $13,948  $14,188  $20,791
 Ratio of TDR to total
  assets................    0.02%    0.12%    0.02%    0.52%    0.44%    0.53%    0.80%

-------
(1) The selected other information is based upon data as of the end of and for the respective periods, except that average assets, average equity and average capital have been calculated by averaging the relevant month-end amounts for the respective periods.

(2) The efficiency ratio is computed by dividing general and administrative expense by the sum of net interest income and recurring noninterest income.

(3) The return on average assets and average equity is computed by dividing net income (loss) by average assets and average equity, respectively. See note (1) above.

(4) The dividend payout ratio is calculated by dividing dividends per share by net income (loss) per share.

(5) For a definition of nonperforming assets and troubled debt restructurings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Balance Sheet Analysis--Delinquent, Nonaccrual and Restructured Loans" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                       SELECTED PRO FORMA FINANCIAL DATA

  The following selected unaudited pro forma financial data combines the historical consolidated results of operations of the Company with the historical consolidated results of operations of AFEH as if the Merger of AFEH into the Company had occurred as of January 1, 1996. The Merger will be accounted for using the purchase method of accounting. The following selected unaudited pro forma financial data is based upon a number of assumptions and estimates, and is subject to a number of uncertainties, relating to the proposed Merger of AFEH into the Company and related matters, including, among other things, estimates, assumptions and uncertainties regarding (i) the amount of goodwill which will arise from the Merger and the period over which such goodwill will be amortized (in that regard, the following pro forma financial data is based upon preliminary estimates of goodwill and no assurance can be given that actual goodwill will not be more or less than the estimated amount reflected in such pro forma financial data); (ii) the amount of expense accruals for direct acquisition costs and the amount of expenses associated with branch closings, settlements of existing contracts and severance pay; (iii) the amount of and interest rate on anticipated additional borrowings; and (iv) the amount of the deferred tax asset resulting from AFEH's tax loss carryforwards. The pro forma data also assumes that the Company will issue 8,077,000 shares of its common stock to the Partnership in connection with the proposed Merger. See "The Company." However, the actual number of shares issued will depend upon the market price of the Company's common stock prior to the Merger and the number of shares issued therefore may be more or less than the foregoing amount. Accordingly, the foregoing selected unaudited pro forma financial data does not purport to be indicative of the actual results of operations that would have been achieved had the Merger of AFEH into the Company in fact occurred on the date indicated, nor does it purport to be indicative of the results of operations that may be achieved in the future. In addition, the consummation of the Merger is subject to satisfaction of a number of conditions, and no assurance can be given that the Merger will be consummated on the currently anticipated terms or at all. See "The Company." The following selected unaudited pro forma financial data should be read in conjunction with, and is qualified by reference to, the pro forma condensed combined financial statements and related notes thereto and the historical financial statements of the Company and AFEH and related notes thereto incorporated by reference herein.

                                                 THREE MONTHS
                                                    ENDED         YEAR ENDED
                                                MARCH 31, 1997 DECEMBER 31, 1996
                                                -------------- -----------------
                                                     (DOLLARS IN THOUSANDS
                                                   EXCEPT PER SHARE AMOUNTS)
     Net interest income.......................    $34,021         $132,194
     Net income................................    $ 6,417         $  5,740
     Net income per share......................    $  0.30         $   0.26

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be subordinated unsecured obligations of the Company issued in one or more series under an Indenture (the "Indenture") to be entered into between the Company and a trustee (the "Trustee") whose name will be set forth in the applicable Prospectus Supplement. The form of the Indenture has been filed as an exhibit to the Registration Statement. The terms of any series of Debt Securities will be those set forth in the Indenture and such Debt Securities and those made part of the Indenture by the Trust Indenture Act. The summary of certain provisions of the Indenture and the Debt Securities set forth below and the summary of certain terms of a particular series of Debt Securities set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture, which provisions of the Indenture (including defined terms) are incorporated herein by reference. Certain capitalized terms used herein and not defined are defined in the Indenture. Likewise, the description of certain provisions of federal and state law set forth below does not purport to be complete. As used in this "Description of Debt Securities," all references to the "Company" shall mean Bay View Capital Corporation, excluding, unless the context shall otherwise require, its subsidiaries.

  The following description of Debt Securities sets forth certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

  The Debt Securities may be issued from time to time in one or more series. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities of any series may be issued thereunder up to an aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement relating to the series of Debt Securities offered thereby for specific terms, including (where applicable): (1) the title or designation of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates on which the principal of such Debt Securities will be payable, or the method or methods, if any, by which such date or dates will be determined; (5) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates are to be determined, and whether and under what circumstances Additional Amounts on such Debt Securities will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the dates on which such interest, if any, will be payable and the record dates, if any, therefor; (7) the place or places where the principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and the place or places where such Debt Securities may be surrendered for registration of transfer and exchange, if other than The City of New York; (8) if applicable, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed at the option of the Company or are subject to repurchase at the option of the holders; (9) the terms of any sinking fund or analogous provision; (10) if other than U.S. dollars, the Currency for which the Debt Securities may be purchased and the Currency in which the payment of principal thereof and premium, if any, and interest, if any, thereon may be made, and the ability, if any, of the Company or the holders of Debt Securities to have payments made in any Currency other than those in which the Debt Securities are stated to be payable; (11) any addition to, or modification or deletion of, any covenant or Event of Default with respect to such Debt Securities; (12) whether any such Debt Securities are to be issuable in registered or bearer form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such Bearer Securities (including in exchange for Registered Securities of the same series); (13) whether any such Debt Securities will be issued in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security; (14) whether and under what circumstances the Company will pay Additional Amounts (as contemplated by the Indenture) on such Debt Securities to any holder who is a United States Alien (as defined in the Indenture, as such definition may be modified) in respect of any tax, assessment or other governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts; (15) the person to whom any interest on any Registered Securities of the series shall be payable, if other than the person in whose name the Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any Bearer Security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security will be paid if other than in the manner provided in the Indenture;
(16) the portion of the principal amount of such Debt Securities which shall be payable upon acceleration thereof if other than the full principal amount thereof; (17) the authorized denominations in which such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof (in the case of Registered Securities) or $5,000 (in the case of Bearer Securities); (18) whether the amount of payments of principal of, premium, if any, and interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method or methods (any such Debt Securities being hereinafter called "Indexed Securities") and the manner in which such amounts will be determined; and (19) any other terms of such Debt Securities.

  As used in this Prospectus and any Prospectus Supplement relating to the offering of any Debt Securities, references to the principal of and premium, if any, and interest, if any, on such Debt Securities will be deemed to include mention of the payment of Additional Amounts, if any, required by the terms of such Debt Securities in such context.

  Debt Securities may be issued as Original Issue Discount Securities (as defined in the Indenture) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable Prospectus Supplement. As noted elsewhere herein, the maturity of the Debt Securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary (as defined herein) of the Company. See "--Events of Default; Limited Rights of Acceleration." Material federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  If the purchase price of any Debt Securities is payable in a Currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any Currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign Currency will be specified in the Prospectus Supplement relating thereto.

  Under the Indenture, the terms of the Debt Securities of any series may differ and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

  Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indenture, however, provides that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Bearer Securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, and "United States" means the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Bearer Securities.

  Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 or any integral multiple thereof, and Bearer Securities will be issued in denominations of $5,000.

  Unless otherwise indicated in the applicable Prospectus Supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and Debt Securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by the Company in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Registered Security may be made at the option of the Company by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest due on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. Unless otherwise indicated in the applicable Prospectus Supplement, no payment of principal, premium or interest with respect to any Bearer Security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that if amounts owing with respect to any Bearer Securities shall be payable in U.S. dollars, payment with respect to any such Bearer Securities may be made at the Corporate Trust Office of the Trustee or at any office or agency designated by the Company in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by the Company is illegal or effectively precluded by exchange controls or similar restrictions.

  Unless otherwise indicated in the applicable Prospectus Supplement, the Company will not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

RANKING OF DEBT SECURITIES; HOLDING COMPANY STRUCTURE

  The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness as described below under "-- Subordination of Debt Securities."

  The Debt Securities are obligations exclusively of the Company. The Company is a holding company, substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are primarily dependent upon the results of operations of such subsidiaries. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends the Company's subsidiaries (including the Bank and CTL) can pay, and also restrict the Bank and CTL from making investments in or loans to the Company.

  In particular, savings associations, such as the Bank, that before and after a proposed capital distribution meet their regulatory capital requirements, may make capital distributions during any calendar year equal to the greater of (i) 100% of net income for the year-to-date plus 50% of the lowest of the amounts by which the association's tangible, core or risk-based capital exceeds its regulatory capital requirement for such capital component, as measured at the beginning of the calendar year, or (ii) 75% of its net income for the most recent four quarter period. The Bank currently may pay dividends in accordance with this general authority. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. In general, savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. The OTS may object to the distribution during that 30-day period notice based on safety and soundness concerns.

  Under California law, a California-chartered thrift and loan, such as CTL, is not permitted to declare dividends on its capital stock unless it has at least $750,000 of unimpaired capital plus additional capital of $50,000 for each branch office maintained. In addition, under California law, no California corporation, including CTL and CGC, may pay dividends unless, in general, (i) the payment would not exceed the corporation's retained earnings or (ii) in the alternative, after giving effect to the dividend, and subject to certain adjustments and exceptions, (A) the sum of the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would not be less than 125% of its liabilities (not including deferred taxes, deferred income and other deferred credits) and (B) if the corporation classifies its assets into current and fixed assets, the current assets of the corporation would be at least equal to its current liabilities or, if the corporation's average earnings before income taxes and interest expense for the two preceding fiscal years were less than its average interest expense for such fiscal years, at least equal to 125% of its current liabilities. In addition, a California corporation is not permitted to make a dividend or other distribution to its shareholders if it is, or as a result thereof would be, likely to be unable to meet its liabilities as they mature. A California corporation must also meet certain additional financial tests to pay dividends on any junior class or series of stock if it has outstanding any preferred or other senior class or series of stock. BVSC, a Delaware corporation, is subject to certain limitations on dividends under Delaware law.

  Neither the Bank nor CTL may pay a dividend if the institution does not meet its minimum regulatory capital requirements prior to, or as a result of, such dividend unless it receives prior regulatory approval.

  Because the Company is a holding company, the Debt Securities will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of the Company's subsidiaries. Therefore, the Company's rights and the rights of its creditors, including the holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors and, if applicable, its depositors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. In that regard, in the event that a receiver or conservator is appointed for any subsidiary of the Company whose deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"), such as the Bank, the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the FDIC as subrogee or transferee) over general creditors. Thus, in the event of a conservatorship or receivership of such a subsidiary, claims for customer deposits would have a priority over any claims the Company may itself have as a creditor of such subsidiary. The Indenture does not limit the amount of indebtedness or other liabilities that may be incurred by the Company and its subsidiaries. See "--Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection."

DEBT SECURITIES INTENDED TO QUALIFY AS TIER 2 CAPITAL

  It is currently intended that the Debt Securities would qualify, in the event the Company were to become a bank holding company (which would occur if the Bank were to convert from a federal savings bank to a commercial bank or if the Company were to acquire control of a commercial bank), as Tier 2 Capital under the guidelines established by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must: (i) be unsecured; (ii) have a minimum average maturity of five years; (iii) be subordinated in right of payment; (iv) not contain provisions permitting the holders thereof to accelerate payment of principal prior to maturity except in the event of bankruptcy, insolvency or reorganization of the issuer or a major bank subsidiary of the issuer; and (v) not contain provisions that would adversely affect liquidity or unduly restrict management's flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control. See "--Events of Default; Limited Rights of Acceleration" and "--Subordination."

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form, a global Debt Security may not be transferred except as a whole by the Depositary for such global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of global Debt Securities and certain limitations and restrictions relating to a series of global Bearer Securities will be described in the Prospectus Supplement relating to such series.

OUTSTANDING DEBT SECURITIES

  In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security that shall be deemed to be outstanding for such purpose shall be the principal face amount of such Indexed Security determined on the date of its original issuance, (iii) the principal amount of a Debt Security denominated in a Currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security and (iv) any Debt Security owned by the Company or any obligor on such Debt Security or any Affiliate of the Company or such other obligor shall be deemed not to be outstanding.

REDEMPTION AND REPURCHASE

  The Debt Securities of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement. However, the Company currently does not intend to issue Debt Securities with redemption or repurchase features to the extent such features would prevent the Debt Securities from qualifying as Tier 2 Capital under the Federal Reserve Board's guidelines. See "--Debt Securities Intended to Qualify as Tier 2 Capital."

ABSENCE OF LIMITATION ON INDEBTEDNESS AND LIENS; ABSENCE OF EVENT RISK
PROTECTION

  The Indenture does not limit the amount of indebtedness, guarantees or other liabilities that may be incurred by the Company and its subsidiaries and does not prohibit the Company and its subsidiaries from creating or assuming liens on their property (including capital stock of the Bank and other subsidiaries of the Company). The Indenture does not require the maintenance of any financial ratios by, or specified levels of net worth, revenues, income, cash flow or liquidity of, the Company. The Indenture does not contain provisions which would give holders of the Debt Securities the right to require the Company to repurchase their Debt Securities in the event of a takeover, recapitalization or similar restructuring or change in control of the Company.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Indenture provides that the Company shall not, in any transaction or series of related transactions, consolidate with or merge into any Person or sell, assign, transfer, lease or otherwise convey all or substantially all its properties and assets to any Person unless (a) either the Company shall be the continuing entity, or the successor Person (if other than the Company) is a corporation which is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities outstanding under the Indenture and the performance of the Company's other obligations under the Indenture and the Debt Securities outstanding thereunder; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the Indenture, shall have happened and be continuing; and (c) certain other conditions are met.

  Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which the Company is not the continuing corporation, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein and thereafter (except in the case of a lease) the Company shall be released from its obligations under the Indenture and the Debt Securities.

EVENTS OF DEFAULT; LIMITED RIGHTS OF ACCELERATION

  Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default with respect to the Debt Securities of any series is defined in the Indenture as being: (i) default for 30 days in payment of any interest with respect to any Debt Security of such series; (ii) default in payment of principal or any premium with respect to any Debt Security of such series when due upon maturity, redemption, repurchase at the option of the holder or otherwise; (iii) default in deposit of any sinking fund payment when due with respect to any Debt Security of such series; (iv) default by the Company in the performance, or breach, of any other covenant or warranty in the Indenture (other than a covenant or warranty included therein solely for the benefit of series of Debt Securities other than that series) or any Debt Security of such series which shall not have been remedied for a period of 30 days after notice to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding; (v) certain events of bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary of the Company; or (vi) any other Event of Default established for the Debt Securities of such series. No Event of Default with respect to any particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. The Indenture provides that the Trustee may withhold notice to the holders of the Debt Securities of any series of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the Trustee considers it in the interest of the holders to do so.

  No Event of Default described in clauses (i), (ii), (iii), (iv) or (vi) of the preceding paragraph permits acceleration of the payment of the principal of the Debt Securities. The Indenture provides that, if an Event of Default described under clause (v) of the preceding paragraph shall have occurred and be continuing, either the

Trustee or the holders of at least 25% in principal amount of the Debt Securities of any series then outstanding may declare the principal amount (or if any Debt Securities of such series are Original Issue Discount Securities, such lesser amount as may be specified in the terms thereof) of all the Debt Securities of such series to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the Debt Securities of such series then outstanding.

  As described in the preceding paragraph, there is no right of acceleration in the case of, among other things, (i) a default in the payment of the principal of, or premium, if any, or interest, if any, on, or sinking fund payments, if any, with respect to, the Debt Securities, (ii) a default in the performance of any other covenant of the Company in the Indenture or the Debt Securities, or (iii) a default in the payment or acceleration of any other indebtedness of the Company or any of its subsidiaries. In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any Debt Securities, the Trustee, subject to certain limitations and conditions, may institute a judicial proceeding for the collection thereof. The limitation on acceleration described above is intended, in the event the Company were to become a bank holding company (which would occur if the Bank were to convert from a federal savings bank to a commercial bank or if the Company were to acquire control of a commercial bank), to permit the Debt Securities to qualify as Tier 2 Capital under the guidelines established by the Federal Reserve Board for bank holding companies. See "--Debt Securities Intended to Qualify as Tier 2 Capital."

  Subject to the provisions of Trust Indenture Act requiring the Trustee, during the continuance of an Event of Default under the Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities of any series unless such holders have offered the Trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding Debt Securities of any series issued under the Indenture shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to such series. The Indenture requires the annual filing by the Company with the Trustee of a certificate as to whether or not the Company is in default under the terms of the Indenture.

  Notwithstanding any other provision of the Indenture, the holder of any Debt Security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Debt Security on the respective due dates therefor and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

CERTAIN DEFINITIONS

  As used in the Indenture, the following terms shall have the meanings set forth below:

  "Major Bank Subsidiary" means (i) the Bank and any successor to all or substantially all of the business of the Bank, in each case so long as it shall be a Subsidiary of the Company and (ii) any Significant Subsidiary of the Company which is a bank, trust company, savings bank, savings and loan association, savings association or other banking or thrift institution.

  "Significant Subsidiary" means, with respect to any person, any Subsidiary of such person which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act of 1933 (as in effect on the date of the Indenture), but substituting 50 percent for 10 percent in each place that 10 percent appears in such Rule.

  "Subsidiary" means, with respect to any person (the "Subject Person"), any corporation or other person at least a majority of the equity ownership interests or Voting Stock of which is at the time owned, directly or indirectly, by the Subject Person and/or one or more other Subsidiaries of the Subject Person.

  "Voting Stock" means, with respect to any person, any class or classes or series or series of capital stock of such person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such person (irrespective of whether or not, at the time, capital stock of any other class or classes or series or series shall have, or might have, voting power by reason of the happening of any contingency).

MODIFICATION, WAIVERS AND MEETINGS

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series issued under the Indenture and affected by a modification or amendment, to modify or amend any of the provisions of the Indenture or of the Debt Securities of such series or the rights of the holders of the Debt Securities of such series under the Indenture, provided that no such modification or amendment shall, among other things, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any Debt Securities issued under the Indenture or reduce the principal amount thereof or any premium thereon, or reduce the rate of interest thereon, or reduce the amount of principal of any Original Issue Discount Securities that would be due and payable upon an acceleration of the maturity thereof, or change any place where, or the Currency in which, any Debt Securities issued under the Indenture are payable, or impair the holder's right to institute suit to enforce the payment of any such Debt Securities on or after the stated maturity thereof, or make any change that adversely affects the right, if any, to convert or exchange such Debt Securities for other securities in accordance with their terms, or (ii) reduce the aforesaid percentage of Debt Securities of any series issued under the Indenture, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such Debt Securities or (iii) modify any of the provisions of Article Sixteen thereof (relating to subordination of the Debt Securities) or the definition of Senior Indebtedness in a manner adverse to the holders of the Debt Securities, without in each such case obtaining the consent of the holder of each outstanding Debt Security issued under the Indenture so affected.

  The Indenture also contains provisions permitting the Company and the Trustee, without the consent of the holders of any Debt Securities issued thereunder, to modify or amend the Indenture in order to, among other things,
(a) add to the Events of Default or the covenants of the Company for the benefit of the holders of all or any series of Debt Securities issued under the Indenture; (b) to add or change any provisions of the Indenture to facilitate the issuance of Bearer Securities; (c) to establish the form or terms of Debt Securities of any series and any related coupons; (d) to cure any ambiguity or correct or supplement any provision therein which may be inconsistent with other provisions therein or to make any other provisions with respect to matters or questions arising under the Indenture which in any case shall not adversely affect the interests of the holders of any series of Debt Securities issued thereunder in any material respect; or (e) to amend or supplement any provision contained in the Indenture, provided that such amendment or supplement does not apply to any outstanding Debt Securities first issued prior to the date of such amendment or supplement and entitled to the benefits of such provision.

  The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions, if any, of the Indenture, including the covenants, if any, described in the applicable Prospectus Supplement. The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debt Securities of such series affected.

  The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series issued thereunder. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is more or less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series, subject to certain exceptions.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Upon the direction of the Company, the Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified by the Company (subject to the survival of certain provisions thereof, including the obligation, if any, to pay Additional Amounts) when
(i) either (A) all outstanding Debt Securities of such series and, in the case of Bearer Securities, all coupons appertaining thereto, have been delivered to the Trustee for cancellation (subject to certain exceptions) or (B) all Debt Securities of such series and, if applicable, any coupons appertaining thereto, have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and the Company has deposited with the Trustee, in trust, funds in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest, if any, to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be, (ii) the Company has paid all other sums payable under the Indenture with respect to the Debt Securities of such series, and (iii) certain other conditions are met. If the Debt Securities of any such series provide for the payment of Additional Amounts, the Company will remain obligated, following such deposit, to pay Additional Amounts on such Debt Securities.

  Unless otherwise provided in the applicable Prospectus Supplement, the Company may elect with respect to any series of Debt Securities either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust, and, if applicable, to exchange or convert such Debt Securities into other securities in accordance with their terms) ("defeasance"), or (b) to be released from its obligations with respect to such Debt Securities under a restrictive covenant set forth in the Indenture and such other restrictive covenants, if any, as may be set forth in the applicable Prospectus Supplement, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable at Stated Maturity or, if applicable, upon redemption, and/or Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.

  Such defeasance or covenant defeasance shall only be effective if, among other things, (i) it shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Major Bank Subsidiary is a party or by which it is bound, (ii) the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, (iii) if the cash and Government Obligations deposited are sufficient to pay the outstanding Debt Securities of such series provided such Debt Securities are redeemed on a particular redemption date, the Company shall have given the Trustee irrevocable instructions to redeem such Debt Securities on such date and (iv) it is effected during the last year prior to the final stated maturity of such Debt Securities. It shall also be a condition to the effectiveness of defeasance and covenant defeasance that no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of such series shall have occurred and been continuing on the date of, or, solely in the case of Events of Default described in clause (v) of the first paragraph under "--Events of Default; Limited Rights of Acceleration" above, during the period ending on the 91st day after the date of, such deposit into trust.

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such Foreign Currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event.

  "Conversion Event" means the cessation of use of (i) a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,
(ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

  In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default described in clause (v) of the first paragraph under "--Events of Default; Limited Rights of Acceleration," the amount of monies and/or Government Obligations deposited with the Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of any acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

  The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if the Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the Indenture, or else resign.

SUBORDINATION

  The payment of the principal of, premium, if any, and interest, if any, on the Debt Securities will be subordinated, to the extent and in the manner set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) which may at any time and from time to time be outstanding. Unless otherwise provided in the applicable Prospectus Supplement with respect to an issue of Debt Securities, in the event of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, (i) all Senior Indebtedness shall first be paid in full, or such payment shall be provided for, before any payment on account of the principal of, or premium, if any, or interest, if any, on the Debt Securities is made, (ii) any payment or distribution of assets of the Company to which the holders of the Debt Securities would be entitled except for the subordination provisions of the Indenture shall be paid by the liquidating trustee or other person making such distribution directly to the holders of Senior Indebtedness or on their behalf, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness, and (iii) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company is received by the Trustee or the holders of any of the Debt Securities before all Senior Indebtedness is paid in full, such payment or distribution will be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon any such distribution of assets of the Company, the holders of the Debt Securities will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to Senior Indebtedness until the principal of (and premium, if any) and interest, if any, on the Debt Securities shall be paid in full.

  By reason of such subordination, in the event of any distribution of assets of the Company upon dissolution, winding up, liquidation, reorganization or other similar proceedings of the Company, (i) holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Debt Securities and the holders of Debt Securities will be required to pay over their share of such distribution, to the extent made in respect of such Debt Securities, to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are neither holders of Debt Securities nor holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Debt Securities. Furthermore, such subordination may result in a reduction or elimination of payments to the holders of Debt Securities. The Indenture provides that the subordination provisions thereof will not apply to any money and securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of the Indenture (see "--Discharge, Defeasance and Covenant Defeasance" above).

  The Indenture also provides that no payment on account of the principal of, or premium, if any, sinking funds, if any, or interest, if any, on the Debt Securities shall be made if there shall have occurred and be continuing (i) a default in the payment when due of principal of, or premium, if any, sinking funds, if any, or interest, if any on any Senior Indebtedness of the Company and any applicable grace period with respect to such default shall have ended without such default having been cured or waived or ceasing to exist or (ii) an event of default with respect to any Senior Indebtedness of the Company resulting in the acceleration of the maturity thereof without such acceleration having been rescinded or annulled.

  The Indenture defines "Senior Indebtedness" as (a) any liability of the Company (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, surety bond or similar instrument, or (2) evidenced by a bond, note, debenture or similar instrument, or (3) for obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, or (4) for the payment of money relating to a capitalized lease obligation, or (5) for the payment of money under any Swap Agreement; (b) any liability of others described in the preceding clause (a) that the Company has guaranteed or that is otherwise its legal liability; and (c) any deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above, unless, in the instrument creating or evidencing any such liability referred to in clause
(a) or (b) above or any such deferral, renewal, extension or refunding referred to in clause (c) above or pursuant to which the same is outstanding, it is expressly provided that such liability, deferral, renewal, extension or refunding is not senior or prior in right of payment to the Debt Securities or ranks pari passu with or subordinate to the Debt Securities in right of payment; and provided that the Debt Securities shall not constitute Senior Indebtedness. The Indenture defines "Swap Agreement" as any commodity contract, interest rate or currency swap agreement, cap, floor or collar agreement, currency swap or forward contract or other similar agreement or arrangement designed to protect against fluctuations in currency exchange rates or interest rates.

  The accompanying Prospectus Supplement or the information incorporated by reference herein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date. There are no limitations in the Indenture on the issuance or incurrence of Senior Indebtedness of the Company.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities through agents which solicit or receive offers on behalf of the Company or through dealers or through a combination of any such methods of sale, and the Company may also sell Securities directly to investors. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement.

  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company may, from time to time, authorize agents acting on a best or reasonable efforts basis or other basis to solicit or receive offers to purchase the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agents. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in a distribution of the Securities (including agents only soliciting or receiving offers to purchase Securities on behalf of the Company) may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them on resale of Securities may be deemed to be underwriting discounts and commissions.

  Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification against certain liabilities, including liabilities under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any institutional purchaser under any such contract will not be subject to any conditions except (i) the purchase by such institution of the Securities covered by such contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject, and (ii) if such Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by delayed delivery contracts.

  Certain of the underwriters, dealers or agents and their affiliates may engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering made hereby will be passed upon for the Company by Robert J. Flax, Esq., Executive Vice President, General Counsel and Secretary of the Company, and by Silver, Freedman & Taff, L.L.P., Washington, D.C. As of June 20, 1997, Mr. Flax owned approximately 3,540 shares of common stock of the Company, and held options to acquire approximately 86,000 additional shares. Brown & Wood llp, San Francisco, California, will act as counsel for any underwriters or agents.

                                    EXPERTS

  The consolidated financial statements and supplemental consolidating schedules of Bay View Capital Corporation and its subsidiaries incorporated in this Prospectus and in the Registration Statement by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein and therein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of America First Eureka Holdings, Inc. and Subsidiary as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses (all of which will be paid by the Company) to be incurred in connection with the registration and sale of the Securities:

      Securities and Exchange Commission filing fee................... $ 45,455
      Blue Sky fees and expenses......................................   10,000
      Rating agency fees..............................................  200,000
      Legal fees and expenses.........................................   95,000
      Accounting fees and expenses....................................   50,000
      Trustees' fees and expenses.....................................   15,000
      Printing and engraving..........................................  100,000
      Miscellaneous...................................................    9,545
                                                                       --------
        Total......................................................... $525,000
                                                                       ========

  All of the above amounts, other than the Securities and Exchange Commission filing fee, are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As authorized by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation eliminates to the fullest extent permitted by Delaware law the personal liability of its directors to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director.

  Section 9 of the Company's Certificate of Incorporation provides for indemnification of any director or officer of the Company against any and all expense, liability and loss (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extend authorized by Delaware law, subject to certain limitations set forth in the Certificate of Incorporation. Section 9 also authorizes the Company to purchase insurance on behalf of directors and officers against liabilities incurred in their capacities as such.

  Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's board of directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the name of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith,
(ii) was acting in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate, (iii) with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

  Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the corporation's board of directors by a majority vote of directors not at the time parties to such proceeding, even if less than a quorum; or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or
(iii) by the stockholders.

  Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses.

  Under a directors' and officers' liability insurance policy, directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

  Reference is made to the form of Underwriting Agreement included or incorporated by reference or to be included or incorporated by reference herein as an exhibit to this Registration Statement for provisions regarding indemnification of the Company's officers, directors and controlling persons against certain liabilities.

ITEM 16. EXHIBITS

   1(a) Form of Underwriting Agreement(a)
   4(a) Restated Certificate of Incorporation of the Company, together with
        Certificate of Amendment of Restated Certificate of Incorporation(b)
   4(b) By-Laws of the Company (incorporated by reference to the Company's
        Current Report on Form 8-K filed on January 10, 1994 (File No. 0-17901))
   4(c) Form of Subordinated Indenture(a)
   4(d) Form of Subordinated Debt Security(b)
   5(a) Opinion of Silver, Freedman & Taff, L.L.P. as to the validity of the
        Securities(a)
  12(a) Computation of Ratio of Earnings to Fixed Charges(b)
  23(a) Consent of Deloitte & Touche LLP(a)
  23(b) Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5(a))
  23(c) Consent of KPMG Peat Marwick LLP(a)
  24(a) Power of Attorney of certain officers and directors (included as part of the signature pages hereof)(b)
  25(a) Form T-1 Statement of Eligibility of the Trustee (to be filed or incorporated by reference in connection with a particular offering of Securities)

--------

(a) Filed herewith.

(b)Filed previously.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and
(ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby further undertakes that for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described under Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under subsection (a) of
Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on June 25, 1997.

                                          BAY VIEW CAPITAL CORPORATION

                                          By: _________________________________
                                              /s/ Robert J. Flax
                                              Robert J. Flax
                                              Executive Vice President,
                                              General Counsel and Secretary

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on June 25, 1997.

              SIGNATURE                                TITLE
              ---------                                -----
        /s/ Edward H. Sondker*        Director, President and Chief Executive
 ____________________________________ Officer (Principal Executive Officer)
          Edward H. Sondker

       /s/ David A. Heaberlin*        Executive Vice President and Chief
 ____________________________________ Financial Officer (Principal Financial
          David A. Heaberlin          and Principal Accounting Officer)

         /s/ John R. McKean*
 ____________________________________ Chairman and Director
            John R. McKean

 ____________________________________ Director
           Paula R. Collins

 ____________________________________ Director
           Roger K. Easley

        /s/ Thomas M. Foster*
 ____________________________________ Director
           Thomas M. Foster

       /s/ Richard J. Quinlan*
 ____________________________________ Director
          Richard J. Quinlan


              SIGNATURE                 TITLE
              ---------                 -----
 ____________________________________ Director
          Angelo J. Siracusa
        /s/ W. Blake Winchell*
 ____________________________________ Director
          W. Blake Winchell
         /s/ Robert L. Witt*
 ____________________________________ Director
            Robert L. Witt

      /s/ Robert J. Flax

By______________________________

      Robert J. Flax

     Attorney-in-Fact